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                                                                       EXHIBIT 4

                              MADETOORDER.COM, INC.

                  STOCKHOLDERS AGREEMENT AND IRREVOCABLE PROXY

         This Stockholders Agreement and irrevocable proxy (this "Agreement"), is entered into as of August 12, 2002, among the stockholders listed on the signature page hereto (each, a "Stockholder" and, collectively, the "Stockholders") and MadeToOrder.com, Inc., a Delaware corporation ("MTO").

         WHEREAS, concurrently with the execution of this Agreement, iPrint Technologies, inc., a Delaware corporation (the "Company"), and MTO have entered into a security agreement (the "Security Agreement") in connection with a loan in the original principal amount of One Million Dollars ($1,000,000) made by MTO to the Company (the "Loan"), and evidenced by a subordinated secured promissory note (the "Note");

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to MTO to make the Loan, the Company has executed a letter agreement (the "Letter Agreement"), pursuant to which the Company, among other things, has agreed and covenanted not to "shop" the Company or its assets to a third party for a certain period of time;

         WHEREAS, during the above-mentioned "no shop" period, iPrint and MTO have agreed to negotiate and execute definitive agreements pursuant to which MTO will acquire a majority of iPrint's assets and assume a majority of its liabilities from a mutually agreeable assignee, currently designated Sherwood Partners (the "Assignee"), following an assignment by iPrint for the benefit of its creditors pursuant to California state law to Sherwood Partners (the "ABC Transaction");

         WHEREAS, the respective Boards of Directors of the Company and MTO have approved and agreed upon the terms and conditions of the Loan and the ABC Transaction, and the Board of Directors of iPrint has resolved to submit to its shareholders a proposal to approve the ABC Transaction;

         WHEREAS, as an additional condition to MTO's willingness to make the Loan to the Company, and in consideration for MTO's willingness to enter into the ABC Transaction with the Company and the Assignee and to consummate the transactions contemplated thereby, MTO has required that the Stockholders enter into this Agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Letter Agreement, the Security Agreement and the Note, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

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                "Company Common Stock" means the Company's shares of common stock, par value $0.001 per share.

                "Stockholder's Subject Shares" shall mean, with respect to a particular Stockholder, the number of shares of Company Common Stock set forth opposite such Stockholder's name on the schedule attached hereto as Exhibit A.

                "Transfer" means, with respect to any security, the sale, transfer, pledge, hypothecation, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer, pledge, hypothecation, assignment, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any hedging, swap or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of, or reduction of economic risk with respect to, such security.

         2. Representations, Warranties and Covenants of Stockholder. Each Stockholder, individually and not jointly or severally, hereby represents and warrants to MTO as follows:

            (a) Title. As of the date hereof, such Stockholder is the sole record or beneficial owner of such Stockholder's Subject Shares. Such Stockholder is the lawful owner of such Stockholder's Subject Shares, free and clear of all liens, claims, charges, security interests or other encumbrances.

            (b) Right to Vote. Such Stockholder has, with respect to all such Stockholder's Subject Shares sole voting power, sole power of disposition, sole power to issue instructions and to fulfill such Stockholder's obligations under this Agreement and sole power to agree to all matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of such Stockholder's Subject Shares and there are no voting trusts or voting agreements with respect to such shares.

            (c) No Other Shares. Such Stockholder does not beneficially own any shares of capital stock of the Company other than such Stockholder's Subject Shares.

            (d) Authority. Such Stockholder has the legal power, authority, legal capacity and right to execute and deliver, and to perform such Stockholder's obligations under, this Agreement. No other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms.

            (e) Conflicting Instruments. As of the date hereof, neither the execution and delivery of this Agreement nor the performance by such Stockholder of such Stockholder's

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agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, Law or regulation to which such Stockholder is a party or by which such Stockholder (or any of such Stockholder's assets) is bound or subject.

         3. Agreement to Vote. For so long as this Agreement is in effect, each Stockholder hereby unconditionally agrees to vote or to cause to be voted, or provide a consent with respect to, all of such Stockholder's Subject Shares and any New Shares (as defined in Section 7) at any annual or special meeting of stockholders of the Company or action by written consent of stockholders in lieu of a meeting where such matters arise (a) in favor of the ABC Transaction and approval of the terms thereof and (b) against, and such Stockholder will not consent to, (i) approval of any action, proposal or agreement that could compete with, impede, interfere with or attempt to discourage the ABC Transaction or inhibit the timely consummation of the ABC Transaction, (ii) any change in the persons who constitute the Board of Directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date hereof (or their successors who were so approved),
(iii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Letter Agreement, the Security Agreement and the Note and
(iv) except for the ABC Transaction, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or any subsidiaries. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The obligations of the Stockholders specified in this Section 3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any proposal for merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or any subsidiaries (an "Acquisition Proposal"), or by any change of recommendation of the Company's Board of Directors.

         4. Irrevocable Proxy. Each Stockholder hereby revokes any and all proxies with respect to such Stockholder's Subject Shares. For so long as this Agreement is in effect, in furtherance of the transactions contemplated hereby and by the Letter Agreement, the Security Agreement and the Note, and in order to secure the performance of each Stockholder's duties under this Agreement, each Stockholder hereby grants to MTO and its designees, an irrevocable proxy, and irrevocably appoints MTO or its designees, with full power of substitution, such Stockholder's attorney and proxy to vote or, if applicable, to give consent with respect to, all of such Stockholder's Subject Shares, with regard to any of the matters referred to in Section 3 above at any annual or special meeting of stockholders of the Company, however called, or in connection with any action by written consent by the stockholders of the Company. Each Stockholder acknowledges and agrees that such proxy is coupled with an interest, constitutes, among other things, an inducement for MTO to make the Loan to the Company and to negotiate and enter into the ABC Transaction with the Company and the Assignee, is irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Stockholder's Subject Shares shall be given (and if given shall not be effective). The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.

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         5. No Solicitation. From and after the date hereof, each Stockholder agrees that such Stockholder shall direct and use such Stockholder's best efforts to cause such Stockholder's employees, agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal. Such Stockholder further agrees that such Stockholder shall direct and use such Stockholder's best efforts to cause such Stockholder's employees, agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise entertain or facilitate any effort or attempt to make or implement an Acquisition Proposal.

         6. Fiduciary Duties of Directors. Notwithstanding anything herein to the contrary, nothing herein shall affect the ability of Stockholders who are directors of the Company ("Stockholder Directors") to take any action as directors of the Company permissible under the Letter Agreement, the Security Agreement and the Note, or as such director may determine to be otherwise necessary to comply with the fiduciary duties as directors of the Company, whether or not such actions are consistent with the obligations of such persons as Stockholders under this Agreement. Such Stockholder Directors are entering into this Agreement solely in their capacity as stockholders of the Company, and not as directors of the Company.

         7. Additional Purchases. Each Stockholder agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of Company Common Stock after the execution of this Agreement ("New Shares"), nor will any Stockholder voluntarily acquire the right to vote or share in the voting of any shares of Company Common Stock other than the Stockholder's Subject Shares, unless such Stockholder agrees to deliver to MTO immediately after such purchase or acquisition an irrevocable proxy substantially in the form of Section 4 of this Agreement with respect to such New Shares. Each Stockholder also agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Stockholder's Subject Shares.

         8. Disposition of Shares. Except pursuant to this Agreement, no Stockholder shall, without the prior written consent of MTO, directly or indirectly, during the term of this Agreement (i) sell, assign, transfer, pledge or otherwise dispose of (including by merger or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, pledge or other disposition of (including by merger or otherwise by operation of law) the Stockholder's Subject Shares, or (ii) deposit any of the Stockholder's Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Stockholder's Subject Shares.

         9. Miscellaneous.

           (a) MTO's Reliance. Each Stockholder understands and acknowledges that MTO is making the Loan to the Company, entering into the Security Agreement and negotiating and entering into the ABC Transaction with the Company and the Assignee in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

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            (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (c) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (d) Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

            (e) Execution in Counterparts. This Agreement may be executed in counterparts transmitted and delivered by facsimile each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

            (f) Specific Performance. Each Stockholder agrees with MTO that if for any reason such Stockholder fails to perform any of such Stockholder's agreements or obligations under this Agreement, irreparable harm or injury to MTO would be caused as to which money damages would not be an adequate remedy. Accordingly, such Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, MTO shall be entitled, in addition to any other remedy available at law, equity or otherwise, to specific performance and injunctive and other equitable relief. The provisions of this Section 8(f) are without prejudice to any other rights or remedies, whether at law or in equity, that MTO may have against such Stockholder for any failure to perform any of such Stockholder's agreements or obligations under this Agreement.

            (g) Amendments. This Agreement, including this Section 8(g), may not be modified, amended, altered or supplemented, except that this Agreement may be modified, amended, altered or supplemented, as between MTO and any particular Stockholder, upon the execution and delivery of a written agreement executed by MTO and such Stockholder.

            (h) Termination. The provisions of this Agreement shall remain in full force and effect until one of the following event has occurred, whichever first occurs: (a) the date of the consummation of the ABC Transaction, (b) the date on which the Company and MTO mutually agree in writing not to complete the ABC Transaction or any other similar transaction intended to transfer certain Company assets and liabilities to MTO, (c) the date on which the Company enters into a Third Party Agreement (as defined in the Letter Agreement) and MTO is paid in full the Liquidated Damages Amount (as defined in the Letter Agreement) and the original principal amount of the Note, plus accrued interest, and (b) the date that is three (3) years from the date hereof.

            (i) Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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The parties hereby irrevocably submit to the jurisdiction of the courts of the
State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(m) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (j) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(j).

            (k) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of each Stockholder, any executors, administrators, estates, legal representatives and heirs of such Stockholder) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

            (l) Further Assurances. From time to time, at the request of MTO, and without further consideration, each Stockholder hereto shall execute and deliver, or cause to be executed and delivered, such additional or further documents and take lawful actions of a ministerial nature as may be necessary and appropriate for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            (m) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the

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parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (i) if to a Stockholder, at the address of such Stockholder set forth on Exhibit A attached hereto or at such other address that such Stockholder may have provided in writing to MTO; and

            (ii) if to MTO:

            MadeToOrder.com, Inc.
            318 Cambridge Avenue
            Palo Alto, California 94306
            Attention: Brett Walter
            Facsimile: (650) 470-5995

            with a copy to:

            Latham & Watkins
            135 Commonwealth Drive
            Menlo Park, CA  94025
            Attention: Mike Hall, Esq.
            Facsimile: (650) 463-2600

     (n) Escrow Agreement. This Agreement is qualified in all respects and subject to the terms and conditions of that certain Escrow Agreement dated as of October 31, 2001 by and among the Company, Wood Alliance, Inc., U.S. Bank Trust, N.A., as escrow agent, and James Childers, as shareholders representative (the "Escrow Agreement"). Each Stockholder represents and warrants that there have not been any Escrow Claims (as such term is defined in the Escrow Agreement) under the Escrow Agreement; there are no Escrow Claims currently threatened or pending under the Escrow Agreement, and there are no facts or circumstances currently in existence that could give rise to an Escrow Claim under the Escrow Agreement.

                            [signature page follows]

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         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders
Agreement as of the date first written above.

                                      MADETOORDER.COM, INC.


                                      By:   /s/ Brett Walter
                                          --------------------------------------
                                      Name:  Brett Walter
                                      Title: Chairman

                                      STOCKHOLDERS:

                                        /s/ Monte D. Wood
                                      ------------------------------------------
                                      Name:  Monte D. Wood

                                        /s/ Royal P. Farros
                                      ------------------------------------------
                                      Name: Royal P. Farros

                                        /s/ James D. Childers
                                      ---------------------------
                                      Name: James D. Childers

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                                    EXHIBIT A

             Name                                              Subject Shares
             ----                                              --------------

Monte D. Wood                                           15,189,879 common shares
                                                         2,580,000 option shares

Royal P. Farros                                          8,403,291 common shares
                                                          271,879 option shares

James D. Childers                                        6,617,438 common shares
                                                         1,118,000 option shares

                                                             -----------------
             Total                                              34,180,487
                                                             =================

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